EXHIBIT (a)(1)(i)
                                                               -----------------

                               GIBBS HOLDINGS, LLC
                                807 Wood n Creek
                             Ardmore, Oklahoma 73401
                                 (580) 226-6700

                           OFFER TO PURCHASE FOR CASH
                                    SHARES OF
                    COMMON STOCK, PAR VALUE $0.001 PER SHARE,
                         OF REDWOOD MICROCAP FUND, INC.
                     AT A PURCHASE PRICE OF $1.60 PER SHARE

                   THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS
                        EXPIRE AT 5:00 P.M., DENVER TIME
                                ON MAY 25, 2005,
                    UNLESS THE OFFER TO PURCHASE IS EXTENDED


Gibbs Holdings, LLC hereby invites shareholders of Redwood Microcap Fund, Inc. ("Redwood") to tender shares of Redwood common stock for purchase by us at a price of $1.60 per share, net to the seller in cash, without interest. Our offer is being made upon the terms and subject to the terms described in this offer to purchase. John Gibbs owns 100% of Gibbs Holdings, LLC and is its sole manager. The address and phone number of Gibbs Holdings and John Gibbs is set forth above.

Redwood's principal office is located at 6180 Lehman Drive, Colorado Springs, Colorado 80918 and its phone number is (719) 593-2111. As of the date hereof, Redwood has 2,499,544 shares of common stock outstanding.

We own or have a contract to acquire 1,659,907 shares of Redwood common stock which constitutes 72% of the voting shares outstanding. It is our intention to acquire all of the remaining shares of Redwood common stock not owned by us or by Redwood's controlled subsidiaries consisting of 633,237 shares.

Questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or other tender offer materials may be directed to Diane Allen, the information agent, at the address and telephone number set forth on the back cover of this offer to purchase, and copies will be furnished promptly at our expense. Shareholders also may contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

No person has been authorized to give any information or to make any representations in connection with the offer other than those contained in this document or in the related letter of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offer to purchase is April 25, 2005

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                                TABLE OF CONTENTS





SECTION                                                                     PAGE


SUMMARY TERM SHEET.............................................................3

SPECIAL FACTORS...............................................................10

         Background of the Offer..............................................10

         Reason for and Purpose of the Offer..................................14

         Holdings' Position on Fairness of the Offer..........................14

THE TENDER OFFER..............................................................17

1.     NUMBER OF SHARES.......................................................17

2.     PROCEDURE FOR TENDERING SHARES.........................................18

3.     WITHDRAWAL RIGHTS......................................................21

4.     ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.........22

5.     CONDITIONS OF THE OFFER................................................23

6.     PRICE RANGE OF SHARES; DIVIDENDS.......................................25

7.     SOURCE AND AMOUNT OF FUNDS.............................................26

8.     LEGAL MATTERS; REGULATORY APPROVALS....................................26

9.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES................................28

10.    EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS....................28

11.    MERGER; DISSENTERS' RIGHTS; RULE 13E-3.................................29

12.    FINANCIAL INFORMATION CONCERNING REDWOOD...............................31

13.    FEES AND EXPENSES......................................................32

14.    MISCELLANEOUS..........................................................33





SCHEDULE A - COLORADO BUSINESS CORPORATION ACT ARTICLE 113 DISSENTERS' RIGHTS



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                               SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

o Gibbs Holdings, LLC, an Oklahoma limited liability company ("Holdings") is wholly owned by John D. Gibbs ("Gibbs"). Gibbs is also the sole manager and President of Holdings. Gibbs has been Vice-President of TDP Energy Company ("TDP") and its wholly owned subsidiaries TriPower Resources, Inc. ("TriPower") and Buttes Energy, Inc. ("Buttes") since 1992. Redwood owns 57.5% of TDP. Gibbs organized Holdings in March 2005 for purposes of acquiring control of Redwood and thereby to acquire control of TDP, TriPower and Buttes. On March 24, 2005, Holdings entered into a stock purchase agreement ("Agreement") with John Power (the former President of Redwood), Randy Butchard and Allan Williams (the "Selling Shareholders") whereby Holdings acquired in a "first closing" 901,632 shares of Redwood common stock and agreed to acquire in a "second closing" an additional 670,731 shares of Redwood common stock for the aggregate purchase price of $2,515,781, or $1.60 per share, payable $375,000 is cash and $2,140,781 in promissory notes to the Selling Shareholders. The second closing is subject to Federal Communications Commission ("FCC") approval of the sale of control of Redwood by reason of Redwood's ownership and control of subsidiaries which own radio stations and associated FCC licenses. As a result of the first closing, Holdings owns 989,176 shares of Redwood common stock, representing 44% of the voting shares outstanding and after the second closing, Holdings will beneficially own 1,659,907 shares of Redwood common stock representing 72% of the voting shares outstanding. These shares exclude certain shares which Gibbs separately has a right to acquire. Holdings committed to the Selling Shareholders that it would make this offer to all of the other shareholders of Redwood other than TriPower (the "Public Shareholders"). See "Special Factors - Background of the Offer."

o This is a first step in a "going private" transaction. After the tender offer, Holdings intends to engage in a short form merger to acquire all of the remaining shares of Redwood (the "Second-Step Transaction") if all of the shares of Redwood owned by the Public Shareholders are not tendered. Upon completion of the Second-Step Transaction:

     o    Holdings will own all the equity interest in Redwood;

     o You will no longer have an interest in Redwood's future earnings or growth;

     o Redwood will no longer be a public company and its financial statements and periodic reports would no longer be publicly available;

     o The shares of Redwood common stock would no longer trade on the Bulletin Board.

o Holders of Redwood common stock who do not sell their shares in the tender offer will be entitled to statutory dissenter's rights under Colorado law in connection with the Second-Step Transaction. See "Merger; Dissenters' Rights; Rule 13E-3."

o In connection with the Agreement, the independent members of the Board of Directors of Redwood approved this offer, subject to no changes in circumstances. We anticipate that the Board will determine whether any circumstances have changed and advise the shareholders of Redwood of its final position on the offer within ten business days of the date of this offer to purchase as is required by the SEC tender offer rules. See "Special Factors - Holdings' Position on the Fairness of the Offer."

o Holdings will pay to those shareholders who do not tender their shares and do not exercise their dissenters' rights the same consideration in the Second-Step Transaction as Holdings pays in this tender offer. See "Special Factors - Background of the Offer."

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o    Shareholders who sell their shares in the tender offer will receive cash for their shares sooner than shareholders who wait for the Second-Step Transaction to occur. Shareholders who sell their shares in the tender offer will not be entitled to assert dissenters' rights and obtain payment of the fair value of their shares under Colorado law. Any shareholders who do not tender their shares and dissent from the Second-Step Transaction may exercise dissenters' rights in accordance Article 113 of the Colorado General Corporation Act ("CBCA"). See "Merger; Dissenters' Rights; Rule 13E-3" and "Schedule A to the Offer to Purchase."

o The consummation of the offer is conditioned upon Holdings acquiring sufficient shares from Public Shareholders so that it will own at least 90% of the voting shares outstanding to enable Holdings to effect a short form merger under the Colorado Business Corporation Act ("CBCA") without further approval of the Board or shareholders of Redwood (the "Minimum Condition"). This requires that there be tendered at least 403,923 shares. We may waive this condition and if we do there is no assurance that a Second-Step Transaction will occur. See "Number of Shares" and "Conditions of the Offer."

                      QUESTIONS AND ANSWERS ABOUT THE OFFER
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
Who is offering to purchase my shares?            Gibbs Holdings, LLC, which we refer to as "we," "us" or
                                                  "Holdings," is offering to purchase shares of common stock, par value $.001 per share of Redwood, in a tender offer. Holdings is
                                                  100% owned by John Gibbs ("Gibbs") who has been the President of
                                                  TriPower Resources, Inc., ("TriPower") and Buttes Energy, Inc.
                                                  ("Buttes"), both indirect 57.5% owned subsidiaries of Redwood, since 1992. See "Special Factors - Background of the Offer."


What will the purchase price for the shares be    We are conducting a tender offer to purchase all of the shares of
and what will be the form of payment?             Redwood common stock owned by persons other than us or TriPower
                                                  (the "Public Shareholders") for $1.60 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
                                                  See "Number of Shares" and "Acceptance for Payment of Shares and
                                                  Payment of Purchase Price."


How many shares will Holdings purchase?           We will purchase all shares validly tendered in the tender offer and not properly withdrawn prior to the expiration date. As of
                                                  April 22, 2005, there were 2,499,544 shares issued and outstanding and the number of shares we intend to acquire is 633,337 (which excludes 206,400 shares owned by TriPower but includes 29,200 shares owned by individual retirement accounts for Gibbs'
                                                  benefit). See "Number of Shares." The tender offer is conditioned on at least 403,923 shares being tendered (the "Minimum
                                                  Condition") unless we agree to waive this condition. This number of shares will permit Holdings to effect the Second-Step
                                                  Transaction. See "Number of Shares" and "Conditions of the Offer."

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Why is Holdings making the tender offer?          Holdings intends to acquire 100% of Redwood. On March 24, 2005,
                                                  Holdings acquired or committed to acquire a total of 1,572,363 shares of Redwood common stock from its three former principal shareholders. These shares, together with shares already owned by
                                                  Holdings or Gibbs, total 1,659,907 shares which represent 72% of the Redwood voting shares outstanding. Holdings has agreed with the Selling Shareholders that it will make this tender offer as a part of a plan to acquire 100% of the outstanding Redwood common stock. See "Special Factors - Background of the Offer."


How will Holdings pay for the shares?             Assuming we purchase all of the 633,337 shares eligible to be tendered in the tender offer, $1,013,180 will be required to purchase such shares. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from a loan from BancFirst, an Oklahoma bank headquartered in Oklahoma City, Oklahoma. The tender offer is not conditioned upon the receipt of financing. See
                                                  "Source and Amount of Funds."


How long do I have to tender my shares?           You may tender your shares until the tender offer expires. The tender offer will expire on May 25, 2005, at 5:00 p.m., Denver time, unless we extend it. See "Number of Shares."


How will I be notified if Holdings extends the    We will issue a press release by 10:00 a.m., Denver time, on the
tender offer?                                     business day after the previously scheduled expiration date if we decide to extend the tender offer. See "Extension of Tender
                                                  Period; Termination; Amendments."


Following the tender offer, will Redwood          It is Holdings intent to continue to pursue Redwood's existing
continue as a registered investment company       plan to obtain deregistration under the Investment Company Act of
with publicly traded shares?                      1940 ("1940 Act") which requires the approval of the Securities and Exchange Commission ("SEC"). The tender offer may accelerate this process. If Redwood is no longer a registered investment company, it will no longer be required to file reports under the
                                                  1940 Act and its shares will no longer be eligible for trading on the over-the-counter bulletin board ("Bulletin Board"). See
                                                  "Special Factors - Background of the Offer."


Will the tender offer be followed by a second     Yes. We intend to engage in a short form merger transaction to
step transaction if all the shares of Redwood     acquire all of the remaining shares of Redwood (the "Second-Step
common stock are not tendered?                    Transaction") if all of the shares owned by the Public
                                                  Shareholders are not tendered in the tender offer and the Minimum
                                                  Condition is satisfied. The difference between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the tender offer. We will own approximately 72% of the outstanding voting shares of Redwood common stock after the "second closing" under the Agreement and if the offer is closed, we will own 90% of the outstanding voting shares. Under Colorado law, we may effect a short form merger without further approval of Redwood's board or shareholders if we own 90% of the outstanding voting shares. See "Special Factors -
                                                  Background of the Offer."

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If I decide not to tender, but the tender offer   As indicated above, if the tender offer is completed, the shares
is successful, what will happen to my shares?     of Redwood common stock may no longer be eligible to be traded on the Bulletin Board or any other securities exchange, and if the
                                                  SEC approves Redwood's deregistration as an investment company, it will cease making filings with the SEC. We intend to consummate a
                                                  Second-Step Transaction in the form of a short-form merger in which all shares of common stock not purchased in the tender offer would be exchanged for the same amount of cash per share that would have been received had such shares of common stock been tendered in the tender offer, subject to the right of shareholders to pursue dissenters' rights under Colorado law. Therefore, if a
                                                  Second-Step Transaction takes place and you do not perfect your dissenters' rights, the difference between tendering your shares of common stock and not tendering such shares is that you will be paid earlier if you tender your shares in the tender offer. See
                                                  "Special Factors - Background of the Offer."


If I object to the price being  offered, will I   No. Neither appraisal nor dissenters' rights are available in the
have appraisal or dissenters' rights?             tender offer. Although you do not have appraisal or dissenters'
                                                  rights in the tender offer, you will have appraisal or dissenters'
                                                  rights in the event you do not tender your shares and a
                                                  Second-Step Transaction occurs following completion of the tender offer. See "Mergers; Dissenters' Rights; Rule 13E-3."


Has Redwood or its board of directors adopted a   Redwood's board of directors has approved the tender offer. See
position on the tender offer?                     "Special Factors - Holdings' Position on the Fairness of the
                                                  Offer."


Are there any conditions to the tender offer?     Yes. Our obligation to accept and pay for your  tendered  shares depends upon a number of conditions, including:

                                                  o    The Minimum Condition is satisfied.

                                                  o    The occurrence of the "second closing" under our Agreement with the Selling Shareholders.

                                                  o    FCC approval of the transfer of control of Redwood to us.

                                                  o    No legal action shall be pending, or shall have been
                                                       threatened or taken, that might adversely affect the tender offer.

                                                  o    No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism.

                                                  o    No decrease in the price of Redwood common stock by more than
                                                       15% from the close of trading on March 28, 2005.

                                                  o    No decline in the Dow Jones Industrial Average, the S&P 500 or the New York Stock Exchange Composite Index by more than 10%
                                                       from the close of business on March 28, 2005.

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                                                  o    No one shall have proposed, announced or made a tender or
                                                       exchange offer (other than this tender offer), merger,
                                                       business combination or other similar transaction involving
                                                       Redwood.

                                                  o    No one (including certain groups) shall have acquired, or
                                                       proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly
                                                       disclosed such ownership in a filing with the Securities and
                                                       Exchange Commission prior to March 28, 2005). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding shares. Finally, no one shall have made a public announcement reflecting an intent to acquire
                                                       Redwood or any of Redwood's subsidiaries or any of their
                                                       respective assets or securities.

                                                  o    No material adverse change in Redwood's business condition
                                                       (financial or otherwise), assets, income, operations,
                                                       prospects or stock ownership shall have occurred during the tender offer. See "Conditions of the Offer."

How do I tender my shares?                        To tender your shares, prior to 5:00 p.m., Denver time, on May 25,
                                                  2005 (unless the tender offer is extended):

                                                  o    you must deliver your share certificate(s) and a properly
                                                       completed and duly executed letter of transmittal to the
                                                       depositary at the address appearing on the back cover page of this document; or

                                                  o    the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                                  o    you must comply with the guaranteed delivery procedure.

                                                  If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the information agent for assistance.
                                                  See "Procedures for Tendering Shares" and the instructions to the related letter of transmittal.


Once I have tendered shares in the tender         You may withdraw any shares you have tendered at any time before
offer, can I withdraw my tender?                  5:00 p.m., Denver time, on May 25, 2005, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after June 24, 2005. You may not withdraw any shares tendered in a subsequent offering period if we elect to have one. See "Withdrawal Rights."

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How do I withdraw shares I previously tendered?   You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share
                                                  certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See "Withdrawal
                                                  Rights."


When will Holdings pay for the shares I tender?   We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment.
                                                  See "Acceptance for Payment of Shares and Payment of Purchase
                                                  Price."


Does Holdings have the financial resources to     Yes. The tender offer is not conditioned on Holdings or its
pay for the shares?                               affiliates obtaining any financing. Holdings will fund the purchase of the shares through financing obtained from BancFirst, a commercial bank located in Oklahoma City, Oklahoma in a one-year loan bearing interest at prime rate as quoted in the Wall Street
                                                  Journal plus one-percent payable monthly. All principal will be due at maturity. The loan will be secured by marketable securities owned by Gibbs and by a security interest in the Redwood shares acquired by Holdings. The total amount of this loan will be approximately $1,450,000. See "Source and Amount of Funds."


What is the recent market price of my Redwood     The trading in Redwood common stock is so limited and sporadic
shares?                                           that the market price of its stock may not be meaningful. However, on April 20, 2005, the last trading day prior to the printing of this offer to purchase, the closing price of Redwood shares on the
                                                  Bulletin Board was $1.55 per share. On March 24, 2005, the last trading day before Holdings' intent to make this offer was announced, the closing price was $0.62 per share. See "Price Range of Shares; Dividends."


Will I have to pay brokerage commissions if I     If you are a registered stockholder and you tender your shares
tender my shares?                                 directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether
                                                  transaction costs are applicable. See "Procedure for Tendering
                                                  Shares."


What are the U.S. federal income tax              Generally, you will be subject to U.S. federal income taxation
consequences if I tender my shares?               when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated as a sale or exchange eligible for capital gains
                                                  treatment. Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
                                                  See "Certain Federal Income Tax Consequences."

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Will I have to pay any stock transfer tax if I    If you instruct the depositary in the letter of transmittal to
tender my shares?                                 make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "Acceptance for Payment of
                                                  Shares and Payment of Purchase Price."


Will there be a subsequent offering?              Following Holdings' purchase of all shares tendered during the offering period, Holdings may elect to provide a subsequent offering period of at least three business days, during which time shareholders whose shares have not been accepted for payment may tender their shares and receive the tender offer consideration.
                                                  Tenders during any subsequent offering period may not be withdrawn for any reason. Holding is not permitted under the federal securities laws to provide a subsequent offering period of more than twenty business days. See "Extension of Tender Period;
                                                  Termination; Amendments."


Whom can I talk to if I have questions?           The information agent can help answer your questions. The
                                                  information agent is Diane Allen. She can be reached at
                                                  580-270-6700, extension 207. See Back Cover.
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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO
WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU SHOULD RELY
ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED
YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE
ANY REPRESENTATION IN CONNECTION WITH THIS TENDER OFFER OTHER THAN THOSE
CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF
ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU
MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING
BEEN AUTHORIZED BY HOLDINGS.










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                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

GIBBS HOLDINGS

John Gibbs ("Gibbs") has been the Vice-President of TDP Energy Company ("TDP") and President of its wholly owned subsidiaries TriPower Resources Inc. ("TriPower") and Buttes Energy, Inc. ("Buttes") since 1992. Redwood owns 57.5% of TDP. Gibbs organized Gibbs Holdings, LLC ("Holdings") in March 2005 for purposes of acquiring control of Redwood and thereby to acquire control of TDP, TriPower and Buttes. Gibbs has not been convicted in a criminal proceeding nor has he been a party to any judicial or administrative proceeding within the last five years. Gibbs is a citizen of the United States.

REDWOOD

Redwood is a Colorado corporation and is registered as a closed-end, diversified management investment company under the Investment Company Act of 1940 ("1940 Act"). Since 1992, when Redwood terminated its then existing investment management agreement with Citadel Asset Management, Ltd, Redwood has operated on a self-directed basis without the counsel and advice from an investment manager advisor. Since that time, and with the approval of Redwood's shareholders, the Board of Directors of Redwood has undertaken a concerted effort to redirect its assets into the acquisition and development of majority-owned operating subsidiaries. Those efforts have resulted in Redwood's assets being concentrated in the following controlled subsidiaries:

     o TDP Energy Company: Redwood currently owns 57.5% of the total outstanding securities of TDP. TDP is engaged in oil and gas exploration and development through two wholly owned subsidiaries:
          TriPower and Buttes Energy, Inc. As of September 30, 2004, TDP accounted for approximately 65% of Redwood's total combined assets and 71% of Redwood's operating revenues for the six months then ended.

     o Wyoming Resorts, LLC: Redwood owns 51% of the membership interest in Wyoming Resorts, LLC which owns and operates a resort hotel located in Thermopolis, Wyoming and an undivided 25% interest in Cappell Valley Vineyard, LLC which holds real estate in Napa, California, which is being developed as a vineyard.

     o Alta California Broadcasting, Inc.: Redwood owns 66.25% of the outstanding equity securities of Alta California Broadcasting, Inc. which owns 100% of Four Rivers Broadcasting, Inc., which owns radio stations and related assets.

     o Napa Canyon, LLC: Redwood owns 100% of the equity and a 90% profits interest of Napa Canyon, LLC which owns undeveloped real estate in Napa County, California.

     o Antelope Peak: Redwood owns 100% of Antelope Peak which owns a broadcasting tower in Northern California.

     o Montana Resorts, LLC: Redwood owns 100% of Montana Resorts, LLC, which owns 100% of Yellowstone Gateway Resorts, LLC, which owns and operates a hotel in Gallatin Gateway, Montana. On November 15, 2004, Yellowstone Gateway Resorts, LLC filed a voluntary petition in bankruptcy under Chapter 11 of the United State Bankruptcy Code.

As a result of the change in its policies in 1992, in June 1994 Redwood filed with the SEC an application to be deregistered as an investment company as a result of the fact that it no longer met the requirements of an investment company that its investments be concentrated in investment securities. The SEC

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suspended its review of the application for deregistration in June 1995 due to an investigation that the SEC was conducting of certain activities of Redwood's former president John C. Power. In 1999, Redwood filed with the SEC a new application seeking an order under the 1940 Act that would permit it to undertake a reverse split of its outstanding securities in a manner that would result in Redwood being exempt from the registration requirements of the 1940 Act by reason of having fewer than 100 shareholders. This application was subsequently withdrawn voluntarily by Redwood after discussions with the staff of the SEC. On January 2, 2002, Redwood filed another application seeking deregistration under the 1940 Act. This application is pending. The SEC has indicated to Redwood that it has deferred consideration of the application pending the receipt by the SEC of information relating to the Primrose litigation against TDP discussed below. This information was provided by Redwood to the SEC in March of 2005 and Redwood is awaiting further information from the SEC.

As a result of its inability to obtain deregistration under the 1940 Act to permit Redwood more flexibility in dealing with its assets and liabilities, Redwood has been experiencing declines in net asset value. Its principal source of revenues and assets are associated with TDP and it currently has no sources of financing or cash flow other than from TDP. As discussed below, the status of TDP has been uncertain pending the resolution of certain litigation involving TDP.

Trading in Redwood's common stock has essentially been nonexistent during the last several years. Although quoted on the over-the-counter Bulletin Board, in the 24 months beginning April 2003 and ending in March 2005 there were ten months in which no sales of Redwood common stock were reported on the Bulletin Board and the average daily volume during such period ranged from zero to 1,347 shares. The public quoted stock price prior to the announcement of the intent of Holdings to make this tender offer during such period ranged from $0.62 to $0.70. There has been essentially no liquidity for the shareholders of Redwood.

PRIMROSE LITIGATION

As noted earlier, Redwood owns 57.5% of TDP. The balance of TDP is owned by Primrose Drilling Ventures, Ltd ("Primrose"). In 2003, Primrose filed an action in the United States District Court for the Eastern District of Oklahoma against TDP, Redwood, Gibbs and John Power alleging mismanagement and breaches of fiduciary duty and other claims. The defendants vigorously contested these claims and believed they were asserted to force a buyout of Primrose's ownership in TDP. In June 2004, a settlement agreement was reached between Primrose and the defendants which provides for an obligation of TDP to purchase all of the shares in TDP owned by Primrose, at a value to be determined based on appraisal. As a result of delays by Primrose in finalizing this settlement, the defendants filed a motion to enforce the settlement agreement which motion was granted in March 2005. Closing of the settlement will result in Redwood's owning 100% of TDP. The timing of the closing of this transaction is dependent upon the ability of the parties to negotiate and execute definitive settlement documents in accordance with the court's order, the completion of the appraisal process and the approval of the SEC which is required under the 1940 Act.

DEREGISTRATION UNDER THE 1940 ACT

The 1940 Act requires the approval of the SEC for any deregistration of an investment company. Until such deregistration occurs, Redwood is obligated to continue to file reports with the SEC and as long as Redwood is current in the filing of such reports with the SEC, it expects that its shares will still be eligible for listing on the Bulletin Board. However, due to the limited number of shareholders of Redwood, approximately 197 as of April, 2005, and the lack of any persons interested in purchasing the shares of Redwood, we do not anticipate that there will be any significant liquidity for shareholders of Redwood. While we believe that a reduction in the number of shareholders to fewer than 100 may improve the chances of Redwood's being deregistered under the 1940 Act, the SEC must still approve such deregistration and until it does so, Redwood will continue to file reports with the SEC. The offer is not conditioned on the SEC's approval of the deregistration.

ACQUISITION OF CONTROL BLOCK

Beginning in late 2004, after the settlement agreement was reached in the Primrose litigation, Gibbs began exploring alternatives that might enable him to acquire control of Redwood and thereby control of TDP, TriPower and Buttes Gibbs initiated discussions with John Power, the then president and largest single shareholder of Redwood about the possibility of buying shares of a control block of shares of Redwood owned by John Power, Randy Butchard and Allan Williams (the "Selling Shareholders"). These discussions took place over an extended period of time to evaluate the effects of any such transactions on Redwood's status under the 1940 Act, the effect on its pending deregistration application with the SEC, the ability to obtain financing for any such transaction, as well as negotiating the potential terms.

On March 24, 2005, Holdings entered into a stock purchase agreement ("Agreement") with the Selling Shareholders whereby Holdings acquired in a "first closing" 901,632 shares of Redwood common stock and agreed to acquire in a "second closing" an additional 670,731 shares of Redwood common stock for an aggregate purchase price of $2,515,781, or $1.60 per share, payable $375,000 in cash and $2,140,781 in promissory notes from us to the Selling Shareholders payable in quarterly installments of $150,000 beginning on the earlier of (i) the date we acquire 100% of the stock of Redwood or (ii) March 24, 2006. The promissory notes are personally guaranteed by Gibbs and secured by a Redwood note payable to Gibbs in the principal amount of $1,230,000 due April 1, 2016, which is convertible into 719,000 shares of Redwood common stock (the "Convertible Note"). In the first closing, we paid or will pay $375,000 in cash and $1,067,611 in promissory notes and we will pay in the second closing $1,703,170 in promissory notes. The purchase of the 670,731 shares in the second closing is subject to Federal Communications Commission ("FCC") approval of a sale of control of Redwood by reason of Redwood's ownership of control of a subsidiary which owns radio stations and associated FCC licenses. An application for approval was filed with the FCC on April 15, 2005. It is anticipated that such approval will be obtained within 60 days. See "Legal Matters; Regulatory Approvals."

Effective March 24, 2005, John Power resigned as an officer and director of Redwood and its controlled subsidiaries and Gibbs was elected President of Redwood and TDP. The Board of Redwood consists of its existing remaining independent directors, Joseph O. Smith and Peter Hirschburg. John Power remains as a consultant to Redwood as long as we request for a consulting fee of $10,500 per month. In addition, Redwood has entered into a separate indemnity agreement with Mr. Power agreeing to indemnify him to the fullest extent permitted by Colorado and federal law.

Redwood and its controlled subsidiaries other than TDP do not have any sources of cash to meet their obligations. Historically, funds for this purpose have been provided by asset sales and inter-company advances from TDP or its subsidiaries. Mr. Power has agreed that Holdings may withhold payments on the promissory note in favor or Mr. Power if in the judgment of Holdings funds are needed by Redwood or its controlled subsidiaries to meet their obligations and advance such "withheld payments" to Redwood. These withheld payments are limited to 50% of any quarterly payment or $200,000 in the aggregate unless Mr. Power reviews and approves the amount and reason for the withheld amounts. These advances will be obligations of Redwood to Mr. Power and will be repaid prior to any repayments of inter-company advances.

We intend to continue the previously stated objective of Redwood, of terminating its registration as an investment company under the 1940 Act, which, if implemented, would result in Redwood's no longer being required to file reports under the 1940 Act and the termination of trading of its common stock on the Bulletin Board. We will cause Redwood to file any amendments to its previously filed applications if necessary to reflect changes resulting from our acquisition of shares and the change in management.

Gibbs acquired on March 31, 2004, beneficial ownership of 719,000 shares of common stock of Redwood, which he has the right to acquire on conversion of the Convertible Note issued to him in 2001 which first became convertible on March 31, 2004. The conversion price for the shares is $1.71 per share. The Convertible Note was issued to Gibbs in March 2001 in exchange for the sale of 15% of the outstanding stock of TDP in an arm's length negotiated transaction between Gibbs and Redwood. Gibbs acquired 87,544 shares for accrued interest on the Convertible Note during the period from original issuance in 2001 through March 31, 2003. Gibbs also acquired 29,200 shares in open market transactions at various prices during the period between December 1996 and February 2004. On September 30, 2004, Gibbs obtained the right to acquire an additional 76,194 shares of common stock issuable to him for accrued interest of $110,801 on the Convertible Note through September 30, 2004. Gibbs will also obtain the right to acquire an additional number of shares of common stock issuable to him for accrued interest of $147,600 on the Convertible Note through March 31, 2005, when Redwood's net asset value per share as of March 31, 2005 is computed so the number of shares can be determined.

By reason of acquisition of the 901,632 shares on March 24, 2005, Gibbs beneficially owns 2,019,970 shares of Redwood common stock, including 795,194 shares he has the right to acquire on conversion of the Convertible Note and for accrued interest through September 30, 2004. Of these shares, 989,176 are owned by Holdings with shared voting and dispositive power, 206,400 shares are owned by TriPower with shared investment power and the balance are owned by Gibbs with sole voting and dispositive power. Under the Colorado Business Corporation Act ("CBCA"), the shares owned by TriPower may not be voted because they are effectively controlled by Redwood. Upon acquisition by Holdings of the remaining 670,731 shares under the Agreement, Gibbs will beneficially own a total of 2,690,701 shares of Redwood common stock, including the 795,194 shares he has the right to acquire, representing 81.7% of the shares of Redwood outstanding, including the shares he has the right to acquire. Of these, 1,659,907 shares will be owned with shared voting and investment power with Holdings and the balance with sole voting and investment power.

As of the date hereof, Holdings beneficially owns 989,176 shares of Redwood common stock, representing 44% of the voting shares outstanding. After the acquisition of the remaining 670,731 shares in the second closing, Holdings will beneficially own 1,659,907 shares, representing 72% of the voting shares outstanding.

TENDER OFFER AND SECOND-STEP TRANSACTION

We intended to acquire 100% of Redwood and have agreed with the Selling Shareholders to make this tender offer to the Public Shareholders at a price of at least $1.60 per share as soon as practicable and to effect a Second Step Transaction at the tender offer price to purchase any shares not tendered.

As noted above, if Redwood's deregistration under the Act is obtained, Redwood will no longer file periodic reports with the SEC and Redwood's common stock will no longer be listed on the Bulletin Board. Following deregistration under the Act, Holdings will also cause Redwood to change the composition of the Board to include solely persons designated by Holdings. Until that time, it is expected that Redwood's board would continue to consist of its two existing independent directors as required by the Act. Regardless of whether any of the shares are purchased in the tender offer, Holdings will be able to control all matters requiring approval of Redwood shareholders, including the election of directors.

Consummation of this offer and the Second-Step Transaction will permit Holdings to own all of the equity interest in Redwood and all of the benefits of such ownership. Such benefits include management and investment discretion with regard to the future conduct of Redwood's business, the benefits of the profits generated by operations and increases, if any, in Redwood's value. Conversely, Holdings will bear the risk of any decrease in Redwood's value and losses generated by operations. If the offer and the Second-Step Transaction are consummated, Holdings will have a 100% interest in Redwood's net book value and net losses (which would equal approximately $3.4 million and $183 thousand, respectively, based on our Redwood's unaudited condensed financial statements as of and for the six month period ended September 30, 2004). After the second closing under the Agreement, Holdings will have an approximate 75% interest in such net book value and net losses (approximately $2.6 million and $137 thousand, respectively, based on Redwood's unaudited condensed financial statements as of and for the six month period ended September 30, 2004). Consummation of the offer and the Second-Step Transaction also will allow Holdings to recapitalize Redwood by increasing its debt to equity ratio, thereby leveraging its equity investment to a degree that might not be appropriate for Redwood as a public company. Such high leveraging entails high risks to equity investors and may have an adverse effect on Redwood's earnings and value.

Holdings plans to cause Redwood to sell or liquidate all of its portfolio holdings other than TDP and its subsidiaries. If these are sold at a gain, Holdings will benefit from such gain. Conversely, if these are sold for a loss, Holdings will suffer the loss.

The Second-Step Transaction will be implemented through a short form merger under the CBCA. Where a shareholder owns at least 90% or more of the voting shares that remain outstanding following completion of the offer, a short-form merger may be effected, without a vote of the shareholders or approval of Redwood's directors. The consideration Holdings proposes to pay the Public Shareholders in the Second-Step Transaction would be cash in an amount equal to the tender offer price.

If, however, the percentage of ownership of Holdings following completion of this tender offer is less than 90% of the voting shares then outstanding, a vote of Redwood's shareholders would be required, and a longer period of time may be required to effect such merger. In addition, in a long form merger, another approval of Redwood's board would be required for the Merger. Although we believe the Redwood board would likely approve a long form merger, it may not do so if circumstances changes. In any event, if a long form merger is necessary, the Second-Step Transaction may be delayed or not occur. See "Merger; Dissenters' Rights; Rule 13E-3."

No appraisal or dissenters' rights are available in connection with the tender offer. In connection with a Second-Step Transaction, however, the shareholders who have not tendered their shares will have certain rights to dissent and receive the fair value of such shares. See "Merger; Dissenters' Rights; Rule 13E-3."

Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Second-Step Transaction) required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of shares could be based on considerations other than, or in addition to, the purchase price paid in the tender offer and the market value of the shares, including asset values and the investment value of the shares. The value so determined could be more or less than the purchase price per share pursuant to this tender offer or the consideration per share to be paid in a Second-Step Transaction.

REASON FOR AND PURPOSE OF THE OFFER

As the person who has been and will continue to be primarily responsible for the operations of TDP, TriPower and Buttes, Gibbs through Holdings desires to acquire complete control of these entities by his acquisition of control of Redwood. Upon obtaining control of Redwood, Holdings intends to cause Redwood to sell or liquidate all of its ownership in other entities other than TDP, TriPower and Buttes. While Holdings could have purchased the shares of TDP owned by Redwood, rather than purchasing shares of Redwood, the controlling shareholders of Redwood were unwilling to consider such a transaction because of the adverse tax consequences associated with such a proposal. In addition, because of Gibbs' status as an "affiliate" of Redwood for purpose of the 1940 Act, such a transaction would have required the approval of the SEC which would take significant time, especially given Redwood's historical difficulties in its deregistration applications. After consideration of other alternatives, the Selling Shareholders and Holdings ultimately agreed on the purchase of the Redwood shares as the most viable method to permit Holdings to acquire control of TDP and its subsidiaries.

HOLDINGS' POSITION ON FAIRNESS OF THE OFFER

GENERAL

Before buying the shares from the Selling Shareholders in the first closing, Holdings required the Board of Redwood to approve the tender offer. Because John
C. Power, Redwood's director and President, was entering into an agreement to sell all of his shares to Holdings, the Board determined that he had conflicts of interest in determining whether to approve the Holdings tender offer or any other transaction that would ultimately result in Holdings acquiring ownership of all of Redwood's outstanding shares. As such, on March 22 and 24, 2005, the two independent directors ("Independent Directors") of Redwood held meetings and ultimately determined to approve the tender offer, subject to any changes in circumstances that might occur between the date of the first closing and the commencement of the tender offer. The Board is required by the SEC tender offer rules to communicate its position on the offer within ten business days of the date of this offer. Holdings does not make any recommendation to the Public Shareholders regarding whether to tender or refrain from tendering the shares beneficially held by them. Each shareholder must make its, his or her own decision regarding whether to tender shares and, if so, how many shares to tender.

We believe that the public market has not shown much interest in Redwood common stock the past few years and that Redwood has been unable to realize the principal benefits of being a publicly-traded company. Redwood common stock is very thinly traded and provides little, if any, liquidity for shareholders. During the twelve months prior to March 28, 2005, the date the Agreement was publicly announced, the average daily trading volume of Redwood common stock has been less than 125 shares and shares were traded on only 8 days.

We also believe that there are considerable costs and detriments in remaining a publicly traded company. In addition to the substantial time expended by Redwood management, the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable. Redwood does not have the resources to pay for such costs other than from funds provided by sales of assets and by TDP.

Given the inability of Redwood to be deregistered so that it can pursue its business plan, the lack of funding for its ongoing business and the lack of liquidity in Redwood's stock, we believe this tender offer provides an opportunity for Public Shareholders to sell at a price that is a premium to both recent trading prices and net asset value.

FAIRNESS OF OFFER

Holdings believes this offer and the Second-Step Transaction are both financially and procedurally fair to the Public Shareholders. In reaching our determination regarding the substantive fairness of the offer to the Public Shareholders of Redwood, we considered the following factors:

o The fact that the Selling Shareholders negotiated the Agreement with Holdings on an arms-length basis and had personal economic incentive to maximize value.

o The premium reflected in the purchase price of $1.60 per share. The purchase price represents a premium of 258% over the $0.62 closing price on March 23, 2005, the day the purchase price was approved by the Independent Directors and a premium of 228% over the highest closing price of $0.70 over the 12 months preceding March 24, 2005.

o The Purchase Price of $1.60 is substantially higher than Redwood's net asset value of $1.38 per share as of September 30, 2004.

o The fact that the Selling Shareholders are not receiving all cash for the shares, making the terms of the tender offer to the Public Shareholders more favorable than the terms of sale by the Selling Shareholders.

o The potential liquidation proceeds to Public Shareholders if Redwood were to be liquidated would likely be less than the purchase price due to the difficulty in selling its controlled subsidiaries and the adverse tax consequences of any liquidation.

o The limited public float and Redwood's small shareholder base, as indicated by the approximately 197 holders of record as defined by Rule 12g5-1 of the Exchange Act, decreases the likelihood there will be a significant active trading market for the shares in the foreseeable future.

o The structure of the transaction, which is designed, among other things, to result in the receipt by the Public Shareholders of cash consideration at the earliest practicable time.

o Redwood has not declared a dividend to its shareholders since becoming a public company, and the expectation that no such dividends would be paid in the foreseeable future;

o The small market for the shares provides limited liquidity for shareholders to liquidate or add to their investments, and has made it difficult for Redwood to attract institutional investors or research coverage and to utilize the public equity capital markets effectively as a source of financing.

o There are considerable costs associated with remaining a publicly-traded company, including the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports as well as the significant amount of time expended by Redwood's management in connection with such matters.

o The going-private transaction would eliminate the exposure of the Public Shareholders to any further decline in the market price of the shares.

o The offer will shift the risk of the future financial performance of Redwood from the Public Shareholders to Holdings.

o    Redwood has been unable to obtain deregistration under the Act.

o    The financial condition, results of operations and cash flows of Redwood.

In addition to the factors listed above, we also considered certain negative factors including the fact that consummation of the tender offer would eliminate the opportunity of the Public Shareholders to participate in any potential future growth in value of Redwood and that those shareholders who elect not to tender their shares in the offer may suffer increased illiquidity.

During the preceding two years, to Gibbs' knowledge, Redwood has not received any offers from independent third parties for the merger or consolidation of Redwood with another company, the sale of all or any substantial part of Redwood assets or the purchase of shares that would enable the holder to exercise control of Redwood. Gibbs has been informed that management of Redwood approached several possible buyers of TDP and its subsidiaries to determine possible interest, but none expressed any interest in such a transaction.

We also considered various factors in determining the procedural fairness of the offer. We believe that the tender offer is procedurally fair to the Public Shareholders because:

o    The Independent Directors have approved this offer.

o Each Public Shareholder can determine individually whether to tender shares in the offer. Accordingly, those shareholders that do not believe in the fairness of the tender offer are not required to tender their shares and can pursue dissenters' rights under the CBCA in connection with the Second-Step Transaction.

o Each Public Shareholder will receive the same consideration in the Second-Step Transaction if they do not tender their shares in the offer.

o Unless Holdings waives the Minimum Condition, the transaction is structured in a manner that at least a majority of the Public Shareholders must accept the offer. If the Minimum Condition is waived, Holdings could acquire any shares tendered, which could be less than a majority. However, Holdings would not then be able to effect a short form merger and further approval of the Board of Redwood would then be required for a long form merger.

No unaffiliated representative of the Public Shareholders was appointed by Holdings or the Board of Redwood, but the Public Shareholders were effectively represented by the Selling Shareholders who negotiated the price on an arms length basis.

In determining that the offer is fair to the Public Shareholders, we considered the above substantive and procedural factors as a whole and did not assign specific or relative weights to them.

The Independent Directors did not have the benefit of advice from an independent financial advisor or legal counsel. Holdings believes the Independent Directors considered the costs to obtain such assistance to be prohibitive given the lack of Redwood resources to fund such costs and the fact that the fairness of the offer price was determined by the arms-length negotiation between Holdings and the Selling Shareholders.

CONDUCT OF REDWOOD'S BUSINESS IF THE OFFER IS NOT COMPLETED

If the offer is not completed because the Minimum Condition or another condition is not satisfied or waived, or Holdings waives the Minimum Condition, Holdings expects that current management will continue to operate the business of Redwood substantially as currently operated. Holdings will thereafter propose a long form merger to Redwood's board as required by its Agreement with the Selling Shareholders. Such Agreement will require the approval of the Redwood Board and a vote of shareholders (which Holdings will control if the second closing with the Selling Shareholders occurs). In the meantime, or if the Redwood Board does not approve the merger, Holdings may:

     o engage in open market or privately negotiated purchases of Redwood common stock to increase Holdings' aggregate ownership of the shares to at least 90% of the then outstanding voting shares and then effecting a short form merger; or

     o    keep outstanding the public minority interest in Redwood.

If Holdings pursues any of these alternatives, it might take considerably longer for the Public Shareholders to receive any consideration for their shares (other than through sales in the open market) than if they had tendered their shares in the offer. Any such transaction may result in proceeds per share to the Public Shareholders of Redwood that are more or less than or the same as the offer price.

                                THE TENDER OFFER

1.   NUMBER OF SHARES

Upon the terms and subject to the conditions described in this document and in the letter of transmittal, we will purchase all shares of Redwood that are owned by Public Shareholders that are validly tendered on or prior to the expiration date of the offer, and not withdrawn in accordance with Section 3, at a price of $1.60 per share. The later of 5:00 p.m., Denver time, on May 25, 2005, or the latest time and date to which the offer is extended pursuant to Section 10, is referred to herein as the "expiration date."

This offer is conditioned on there being validly tendered and accepted at least 403,923 shares so that we will own at least 90% of the voting shares outstanding to be able to effect the Second-Step Transaction (the "Minimum Condition"). The number of shares owned by the Public Shareholders is 633,237 and includes 29,200 owned in individual retirement accounts of which Gibbs is the beneficiary. The offer is, however, subject to certain other conditions. See "Conditions of the Offer."

All shares not purchased pursuant to this offer, will be returned to the tendering shareholders at our expense promptly following the expiration date.

We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof. See "Extension of Tender Period; Termination; Amendments." There can be no assurance, however, that we will exercise our right to extend the offer.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver time.

Copies of this offer to purchase and the related letter of transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.


2.   PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to our offer, either (1) or (2) below must occur:

(1) A properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth on the back cover of this offer to purchase and either (i) certificates for the shares to be tendered must be received by the depositary at such address or (ii) the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the depositary including an agent's message (described under "Book Entry Delivery" below), in each case on or prior to the expiration date.

(2)  You must comply with the guaranteed delivery procedure set forth below.

In cases where shares are tendered by a registered holder of our common stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal, all signatures on the letters of transmittal must be guaranteed by an "eligible institution." An "eligible institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934 referred to herein as the "Exchange Act". If the certificates are registered in the name of a person other than the signer of the letter of transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

A tender of shares pursuant to the procedures described in this section will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of our offer.

The method of delivering all documents, including certificates for shares, the letter of transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us or the book-entry transfer facility. Any documents delivered to us or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered. In all cases, sufficient time should be allowed to ensure timely delivery.

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
BOOK-ENTRY DELIVERY

The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in the system of the book-entry transfer facility may make book-entry delivery of shares by causing the book-entry transfer facility to transfer the shares into the depositary's account in accordance with the depositary's procedure for the transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur for a valid tender:

(1) A properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover of this offer on or prior to the expiration date.

(2)  You must comply with the guaranteed delivery procedures set forth below.

Delivery of the letter of transmittal (or other required documentation) to the book-entry transfer facility does not constitute delivery to the depositary.

The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

GUARANTEED DELIVERY

If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

o    the tender is made by or through an eligible institution;

o the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, with signatures guaranteed by an eligible institution;

o the depositary receives, within three trading days after the date of its receipt of the notice of guaranteed delivery:

o the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above are received by the depositary;

o a properly completed and duly executed letter of transmittal or facsimile of it, or an agent's message in the case of a book-entry transfer are received by the depositary, and

o any other documents required by the letter of transmittal are received by the depositary.

In any event, the exchange of the purchase price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the letter of transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

PROCEDURE FOR SHARES HELD BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the depositary by the expiration date of our offer.

YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering:

o has a "net long position" equal to or greater than the amount of (i) shares tendered or (ii) securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4; and

o    the tender of shares complies with Rule 14e-4.

Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

FEDERAL BACKUP WITHHOLDING TAX

Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number

(employer identification number or social security number) to the depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

Certain shareholders (including, among others, all corporations and certain foreign shareholders in addition to foreign corporations) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an Internal Revenue Service Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 10 of the letter of transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to shareholders for shares purchased under our offer, each stockholder who does not otherwise establish an exemption from the withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal.

Each stockholder is urged to consult with his or her own tax advisor regarding his, her or its qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

For a discussion of United States federal income tax consequences to tendering shareholders, see Section 9.

LOST OR DESTROYED CERTIFICATES

If your certificate(s) for part or all of your shares have been lost, stolen, misplaced or destroyed, indicate that fact on the letter of transmittal, which should then be delivered to the depositary after being otherwise properly completed and duly executed. In such event, the depositary will forward additional documentation necessary to be completed in order to effectively replace the lost or destroyed certificate(s). See Instruction 13 of the letter of transmittal.


3.   WITHDRAWAL RIGHTS

Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Denver time, June 24, 2005 unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on our behalf, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which provides that the person making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

Withdrawal of Shares Held in Physical Form. For a withdrawal to be effective, a holder of shares held in physical form must provide a written or facsimile transmission notice of withdrawal to the depositary at its address set forth on the back cover page of this offer before the expiration date, which notice must contain: (1) the name of the person who tendered the shares; (2) a description of the shares to be withdrawn; (3) the certificate numbers shown on the particular certificates evidencing the shares; (4) the signature of the stockholder executed in the same manner as the original signature on the letter of transmittal, including any signature guarantee, if such original signature was guaranteed; and (5) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares Held with the Book-Entry Transfer Facility. For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must: (1) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (2) instruct the broker to provide a written or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (a) the name of the person who tendered the shares; (b) a description of the shares to be withdrawn; and (c) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn shares may be re-tendered by following the procedures for tendering prior to the expiration date.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, the information agent, the depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

If Holdings elects to continue the offering after the expiration date, holders tendering shares during such period will not have withdrawal rights. See "Extension of Tender Period; Termination; Amendments."


4.   ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will accept for payment and pay the purchase price for all shares validly tendered and not withdrawn Payment will be made promptly by the depositary by check. Payment for shares accepted pursuant to the offer will be made only after timely receipt by the depositary of: (1) certificates for such shares or confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility; (2) a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery, an agent's message; and (3) any other required documents.

For purposes of the offer, we shall be deemed to have accepted for payment, and thereby purchased, shares that are validly tendered and not withdrawn if and when we give oral or written notice to the depositary of our acceptance for payment of the shares. We will pay for shares that we have purchased pursuant to the offer by depositing the aggregate purchase price therefore with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

Certificates for all shares not purchased pursuant to this offer to purchase will be returned, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, promptly following the expiration date without expense to the tendering stockholder.

Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered. See "Number of Shares." In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See "Source and Amount of Funds."

We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the offer. If, however, payment of the purchase price is to be made to, or a portion of the shares delivered to, whether in certificated form or by book-entry, but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the offer. See "Procedure for Tendering Shares."


5.   CONDITIONS OF THE OFFER

Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered, and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the expiration date.

MINIMUM CONDITION

We will not be obligated to close the offer if there are not properly tendered and not withdrawn at least 403,923 shares of Redwood common stock so that we will own sufficient shares to effect the Second-Step Transaction as a short form merger.

We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the expiration date.

AGREEMENT CONDITION

We will not be obligated to close the offer if the second closing under the Agreement with the Selling Shareholders has not occurred on or before the closing of the offer.

We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the expiration date.

FCC APPROVAL CONDITION

We will not be obligated to close the offer if the approval of the Federal Communications Commission for the acquisition of control of radio stations owned by a subsidiary of Redwood has not been received. See "Legal Matters; Regulatory Approvals."

NO LEGAL PROHIBITION CONDITION

We will not be obligated to close the offer if a preliminary or permanent injunction, decree or order has been entered or threatened by any governmental authority, or another legal restraint or prohibition is in effect, that either:

o    enjoins, restrains or prohibits our offer;

o or, in our reasonable judgment, could materially and adversely affect our or Redwood's business, financial condition, income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our or Redwood's business or our ability to purchase shares of Redwood's common stock in the tender offer.

As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to our knowledge has any of the foregoing been threatened. However, we can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future.

We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the expiration date.

MATERIAL ADVERSE CHANGE CONDITION

We will not be obligated to close our offer if, after the date of this document, any of the following has occurred:

o the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

o any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our reasonable judgment, might materially affect the extension of credit by banks or other lending institutions in the United States;

o a decrease in the market price of Redwood shares of more than 15% measured from the close of trading on March 28, 2005, the date this offer was first announced;

o any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on Redwood's business, financial condition, income, operations or prospects, or on the trading in its shares;

o any decline in the Dow Jones Industrial Average, the Standard & Poor's Index of 500 Industrial Companies or the New York Stock Exchange Composite Index by an amount in excess of 10% measured from the close of business on March 28, 2005; or

o any change or event has occurred or is threatened in Redwood or its subsidiaries' business condition (financial or otherwise), assets, income, operations or prospects or stock ownership that, in our reasonable judgment, is or is reasonably likely to have a material adverse effect on Redwood or its subsidiaries.

NO COMPETING OFFER CONDITION

We will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger, acquisition proposal or other business combination for Redwood has been proposed, announced or made by another person or we have learned that:

o any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Redwood shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document);

o any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2.0% or more of the outstanding Redwood shares; or

o any person or group has made a public announcement reflecting an intent to acquire Redwood or any of its subsidiaries or any of their assets.

We are not aware of any such event having occurred. In any event, we reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, prior to the expiration date.

EFFECT OF FAILING TO SATISFY CONDITIONS

If any of the conditions have not been satisfied or, if waivable, not waived by the expiration date, we may elect either to:

o extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering stockholder to withdraw his or her shares;

o waive the conditions (other than the condition regarding no legal prohibitions and the FCC approval condition), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or

o terminate our offer and purchase none of the shares and return all tendered shares.

We will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all shareholders.


6.   PRICE RANGE OF SHARES; DIVIDENDS

Redwood's common stock is listed on the Bulletin Board under the symbol RWMC. The trading in Redwood common stock has been extremely sporadic and limited. During the twelve months ending March 28, 2005, the date the intent to make this offer was publicly announced, the average daily trading volume was less than 125 shares and there were shares traded only 8 trading days during such period. The following table sets forth the high and low closing prices for Redwood's common stock as reported on the Bulletin Board.

                                                           HIGH        LOW
                                                         -------     -------
     2003
     ----
        First Quarter.................................   $   .80     $   .65
        Second Quarter................................       .65         .65
        Third Quarter.................................       .65         .65
        Fourth Quarter................................       .68         .55
     2004
     ----
        First Quarter.................................   $   .70     $   .60
        Second Quarter................................       .70         .62
        Third Quarter.................................       .62         .62
        Fourth Quarter................................       .64         .62
     2005
     ----
        First Quarter.................................   $  1.50     $   .62
        Second Quarter (through April 20, 2005).......      1.50        1.55


On April 20, 2005, the closing price of the shares on the Bulletin Board was $1.55 per share. Shareholders are urged to obtain current market quotations for the shares.

Redwood has not paid any dividends on its common stock.


7.   SOURCE AND AMOUNT OF FUNDS

Holdings expects to obtain the funds for the purchase of the shares in the tender offer and transaction costs from a loan from BancFirst, a commercial bank headquartered in Oklahoma City, Oklahoma ("Lender") in the amount of $1,450,000. The Lender has previously loaned Gibbs the $375,000 in cash which was advanced to Holdings to purchase Redwood common stock from the Selling Shareholders in the first closing. BancFirst will advance additional funds to Holdings to pay for the shares purchased in the tender offer. Gibbs and his wife will be comakers on the loan to Holdings. After the Second-Step Transaction is completed and Redwood has been deregistered under the 1940 Act, it is anticipated that these loans will be refinanced by a loan from the Lender to Holdings which will be secured by assets owned directly or indirectly by Redwood, including assets owned by TDP and TriPower. Repayment of these loans will be made from TriPower cash flow.

The loan to Holdings will mature in April, 2006 and bears interest at the prime rate as quoted in the Wall Street Journal plus 1% payable monthly. There will also be charged a loan fee in the amount of 5% of the maximum amount of the loan less $500,000. The loan will be secured by Gibbs' personal investments and all of the shares of Redwood acquired by Holdings. The loan will require Gibbs to maintain a specific minimum net worth, and require that neither Gibbs nor Holdings create or incur any other debt in excess of a specified amount (other than for buying or refinancing a personal residence and for indebtedness to the Selling Shareholders) and requires at least $750,000 in life insurance on Gibbs.


8.   LEGAL MATTERS; REGULATORY APPROVALS

FCC APPROVAL

A controlled subsidiary of Redwood, Four Rivers Broadcasting, LLC ("Four Rivers"), holds a number of Federal Communications Commission ("FCC") licenses in connection with the operation of radio stations and therefore is subject to regulation by the FCC. Such licenses and renewals thereof are granted when and if the FCC finds that the public interest, convenience and necessity will be served thereby. The FCC is also empowered to modify and revoke such licenses, and deny applications for renewals of such licenses.

The Communications Act prohibits the transfer of control of any licensee, or the assignment of any license without prior FCC approval. Such approval is referred to herein as "Long Form Approval." The consummation of the second closing of the Agreement and the offer would result in a transfer of control of Redwood, and, therefore, Four Rivers to Holdings. Thus, Long Form Approval would be required before the second closing or the offer could be consummated. Such approval may be granted by the FCC's staff on delegated authority from the FCC and need not await finality of such action.

Holdings, the Selling Shareholders and Four Rivers filed on April 15, 2005 a "long form" application for consent to a transfer of control of Four Rivers to Holdings with the FCC seeking Long Form Approval. Interested parties have 30 days after the public notice of acceptance by the FCC for filing of such application to file formal petitions to deny approval of the application, and informal objections may be filed at any time prior to approval. Accordingly, the final resolution of the application could take several months.

PURSUANT TO THE CONDITIONS SET FORTH IN SECTION 5 ABOVE, IF HOLDINGS AND FOUR RIVERS ARE UNSUCCESSFUL IN OBTAINING APPROVAL FROM THE FCC, HOLDINGS WILL NOT PURCHASE SHARES UNTIL LONG FORM APPROVAL HAS BEEN OBTAINED FROM THE FCC OR HOLDINGS IS OTHERWISE SATISFIED, IN ITS SOLE DISCRETION, THAT THE SHARES CAN BE PURCHASED WITHOUT VIOLATING THE COMMUNICATIONS ACT.

If, by the initial expiration date, the FCC has not granted the Long Form Approval, Holdings will extend the offer and retain all tendered shares until the new expiration date, subject to the terms of the offer, and continue to attempt to obtain Long Form Approval. There can be no assurance that the Long Form Approval will be obtained from the FCC on satisfactory terms and conditions.

OTHER APPROVALS

We are not aware of any other license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein. Should any other approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter.

There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions.
See "Conditions of the Offer."

MARGIN RULES

Because Redwood is a registered investment company, its common stock is considered a "margin security" for purposes of the Federal Reserve margin rules until Redwood is no longer registered under the 1940 Act. The Lender, Gibbs and Holdings expect to comply with these rules in connection with the financing being provided to Holdings for the offer. Because of the lack of liquidity in Redwood's shares, even though the Company stock is technically eligible for margin loans, we do not think brokers are likely to extend margin credit based on these shares.

STATE TAKEOVER STATUTES

There are no provisions in the CBCA which limit or prohibit us from acquiring shares of Redwood from the Selling Shareholders or from the Public Shareholders.

9.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General. The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service with respect to the tax matters discussed below.

Each stockholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that stockholder tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

The sale of shares by a stockholder to Holdings pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. The sale of shares by a stockholder to Holdings will be treated as a "sale or exchange" of shares for United States federal income tax purposes. The tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the shares surrendered pursuant to the offer. Any gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

The "Jobs and Growth Tax Reconciliation Act of 2003" significantly alters the treatment of long term capital gains of individuals. Under this legislation, long-term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2009, by individuals are taxed at a maximum rate of 15%. The rate applicable to individuals with taxable income at or below $29,050 (if single) or $58,100 (if married and filing jointly) is 5% through the end of 2007 (0% in 2008).

Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain caused by the sale of any shares to Holdings pursuant to the offer.

Backup Withholding. See Section 2 with respect to the application of the United States federal income tax backup withholding.


10.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, to extend the period of time during which the offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof. There can be no assurance, however, that we will exercise our right to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in Section
3. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 5 hereof, by giving oral or written notice of the termination to the depositary and making a public announcement thereof and (ii) to amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any extension, termination or amendment, we shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any public announcement, other than by making a release to PR News Wire, Dow Jones News Service, or another comparable news service, except in the case of an announcement of an extension of the offer, in which case we shall have no obligation to publish, advertise or otherwise communicate the announcement other than by issuing a notice of the extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Denver time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time Holdings publishes, sends or gives to holders of shares a notice that we will
(i) increase or decrease the price we will pay for shares or (ii) increase, except for an increase not exceeding 2% of the outstanding shares, or decrease the number of shares we seek.

Holdings may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the offering period. A Subsequent Offering Period would be in an additional period of time, following the expiration of the offering period, in which shareholders may tender shares not tendered during the offering period. If Holdings decides to provide for a Subsequent Offering Period, Holdings will make an announcement to that effect by issuing a press release no later than 9:00 a.m., Denver time, on the next business day after the previously scheduled expiration date. All offer conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If Holdings elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the depositary. During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights.
See "Withdrawal Rights."


11.  MERGER; DISSENTERS' RIGHTS; RULE 13E-3.

MERGER

If, pursuant to the offer, Holdings acquires shares that, together with shares beneficially owned by Holdings, constitute at least 90% of the outstanding voting shares, Holdings currently intends to consummate a "short-form" merger ("Merger") pursuant to Sections 7-90-203 and 7-111-104 of the CBCA. Section 7-111-104 of the CBCA provides that if Holdings owns at least 90% of each class of the outstanding shares of Redwood, Holdings may merge Redwood into itself. In order to accomplish the Merger, (i) Holdings must adopt a plan of merger, (ii) at least ten days before the effective date of the Merger, Holdings must mail a copy or summary of the plan of merger to each shareholder of Redwood other than Holdings, who does not waive the mailing requirement in writing, and (iii) Holdings must file articles of merger with the Colorado Secretary of State on the effective date. Under Sections 7-111-104 and 7-90-203 of the CBCA, such a merger of Redwood with Holdings would not require the approval or any other action on the part of the board of directors or shareholders of Redwood. Holdings intends to effect the Merger without a meeting of shareholders. The Merger is currently expected to occur approximately ten days after completion of the offer.

If, after the offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by Holdings of the outstanding shares should fall below 90% for any reason, Holdings may decide to acquire additional shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the offer price.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH HOLDINGS MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

DISSENTERS' RIGHTS

Under Colorado law, Redwood shareholders do not have dissenters' rights in the tender offer. If the offer is successfully completed and Holdings proceeds with the Merger, holders of Redwood common stock that (a) do not tender shares into the offer and hold common stock at the effective time of the Merger, (b) do not wish to accept the consideration provided for in that Merger, and (c) comply with the procedures provided for in Article 113 of the CBCA, will be entitled to receive (1) a payment in cash of the "fair value" of those shares immediately before the effective date of the Merger and (2) interest accruing from the effective date of the Merger. Within 10 days after the effective date of the Merger, Redwood, as the surviving corporation of the merger, will send written notice to all shareholders entitled to dissenters' rights under Article 113 of the CBCA. Such notice shall include (a) the effective date of the Merger, (b) the address at which Redwood will receive payment demands and the address where certificates must be deposited, and (c) the date by which demand for payment must be received (which time must be at least 30 days after the giving of such notice).

In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each shareholder who may desire to exercise such rights should carefully review and adhere to such provisions. A holder of common stock who desires to pursue the appraisal rights available to such shareholder must: (i) file a written objection to the Merger with Redwood pursuant to Section 7-113-202 of the CBCA, stating the intention of such shareholder to demand payment for shares owned by such shareholder; (ii) make written demand (the "Demand") to Redwood, as the surviving corporation in the Merger, for payment for said shareholder's shares on or before the time set within the notice sent by Redwood to objecting shareholders; and (iii) deposit the shareholder's share certificates with Redwood.

The value of the common stock will be determined initially by Redwood, as the surviving corporation and the dissenting shareholder. Upon the later of the effective date of the Merger and the date upon which Redwood receives a valid Demand, Redwood shall pay a dissenting shareholder who complies with the above the fair value of the shareholder's shares, plus accrued interest, if any. Such payment shall be accompanied by (i) Redwood's balance sheet as of the end of its most recent fiscal year, (ii) a statement of Redwood 's estimate of the fair value of the shares, (iii) an explanation of how interest was calculated, (iv) a statement of the dissenter's right to demand greater payment if the dissenter believes that Redwood's payment does not accurately reflect the fair value of the shares, and (v) a copy of Article 7 of the CBCA. If the dissenter believes that Redwood's payment does not accurately reflect the fair value of the shares, or if Redwood fails to make its payment within 60 days of receipt of the Demand, the dissenter may give written notice to Redwood of the dissenter's estimate of the fair value of the shares and the interest thereon, and demand payment of such amount, less any amount previously received from Redwood on account of the shares. The dissenter shall waive any right to propose a fair value for the shares if written notice is not given to Redwood within 30 days of the dissenter's receipt of payment from Redwood.

If a demand from a dissenter for greater payment than that offered by Redwood remains unresolved, Redwood may, within 60 days of receiving such demand, commence a judicial proceeding to determine the fair value of the shares. If Redwood does not commence a judicial proceeding within 60 days of receiving such demand, it shall pay the amount demanded by the dissenting shareholder. Each dissenting shareholder whose demands remain unresolved shall be made parties to such action. Upon a judicial determination of the fair value of the shares, each dissenter shall be entitled to the amount, if any, by which the value found through the judicial proceeding exceeds the payment made by Redwood, plus interest. The court costs of such a proceeding shall be borne by Redwood, except to the extent that the court finds that dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment beyond that offered by Redwood. The court may also assess counsel fees and expenses upon the respective parties, to the extent that the court finds such assessment fair and equitable.

The "fair value" of the shares could be more than, the same as or less than the consideration to be received by the Redwood shareholders in the Merger. For appraisal proceeding purposes, value is determined as of the day before the effective date of the Merger excluding any element of value arising from the expectation or accomplishment of the Merger. A final judgment by the court or an appraiser appointed by the court determining the fair value of the shares would be binding on and enforceable by Redwood shareholders who have perfected their statutory appraisal rights, even if such fair value were determined to be less than the consideration to be received by the shareholders in the Merger. A shareholder who perfects his rights, as a dissenting shareholder shall retain all rights of a shareholder, except the right to transfer the shares, until the effective date of the merger and has only the right to receive payment for the shares after the effective date of the Merger. Each share of common stock held by shareholders who seek to exercise appraisal rights and, after the effective date of the Merger, fail to perfect or lose any such right to appraisal, shall be treated as a share that had been converted as of the effective date of the Merger and shall be entitled to receive the consideration otherwise payable pursuant to the Merger, without interest.

The enforcement by a shareholder of his or her request to receive payment for shares of common stock as provided under the applicable statutory provisions shall be an exclusive remedy except that such remedy shall not exclude the right of a shareholder to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said shareholder.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the CBCA and is qualified in its entirety by the full text of Article 113 of the CBCA, which is attached as Schedule A to this offer to purchase.

RULE 13E-3

Because Holdings and Gibbs are affiliates of Redwood, the transactions contemplated herein may be considered to constitute a "going private" transaction under Rule 13e-3 under the Exchange Act, although the rule does not technically apply because Redwood already has fewer than 300 shareholders. Rule 13e-3 requires, among other things, that certain financial information concerning Redwood and certain information relating to the fairness of the offer and the Second-Step Transaction and the consideration offered to Public Shareholders be filed with the SEC and disclosed to Public Shareholders prior to consummation of the Second Step Transaction. Holdings has provided such information in this offer to purchase.


12.  FINANCIAL INFORMATION CONCERNING REDWOOD

Redwood is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information, as of particular dates, concerning Redwood's directors and officers, their remuneration, stock options granted to them, the principal holders of Redwood's securities, any material interests of such persons in transactions with Redwood and other matters is required to be disclosed in proxy statements distributed to Redwood shareholders and filed with the SEC. Such reports, proxy statements, and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

Set forth below is a summary of certain financial information concerning Redwood which has been derived from the reports that Redwood files with the SEC under the 1940 Act.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in Redwood's reports filed with the SEC for the years ended March 31, 2003 and 2004 and unaudited financial statements for the six months ended September 30, 2004, and other documents filed by Redwood with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this offer to purchase.

                                                       YEAR ENDED       YEAR ENDED      SIX MONTHS ENDED
                                                     MARCH 31, 2003   MARCH 31, 2004   SEPTEMBER 30, 2004
                                                     --------------   --------------   ------------------
Investments in Securities of Affiliated Companies     $  6,047,479     $  5,785,672       $  5,799,525
Total Assets                                             6,744,140        6,321,649          6,215,809
Total Liabilities                                        2,871,506        2,701,037          2,778,103
Net Assets                                               3,872,634        3,620,612          3,437,706
Net Asset Value per Share                                     1.56             1.45               1.38
Investment Income                                          252,624        1,105,495            110,633
Net Investment Gain (Loss)                                (191,277)         700,180            (82,697)
Net Loss on Investments                                   (929,484)      (1,275,001)          (203,209)
Net Decrease in Net Assets from Operations                (435,010)        (288,821)          (182,906)


13.  FEES AND EXPENSES

Diane Allen will act as the information agent in connection with the offer. Ms. Allen, as information agent, may contact shareholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. Ms. Allen is an employee of TriPower but she will be compensated by Holdings for her information agent services, which will be in addition to her TriPower duties.

We have retained Computershare as depositary in connection with the offer. We have agreed to indemnify the depositary against certain liabilities, including liabilities under the federal securities laws, in connection with the offer.

The information agent and depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

Neither the information agent nor the depositary has been retained to make solicitations or recommendations in connection with the offer.

We estimate the total fees and expenses estimated is to be incurred in connection with this tender offer, which will be paid by Holdings, as follows:

                                Legal fees               $   50,000
                                Depositary fees               5,000
                                Printing costs                5,000
                                Filing fees                     300
                                Miscellaneous                 5,000
                                                         ----------
                                Total                    $   65,300
                                                         ==========


14.  MISCELLANEOUS

The offer is being made to all Public Shareholders of Redwood. We are not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state. In those jurisdictions whose securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the dealer/manager or one or more registered brokers or dealers licensed under the laws of these jurisdictions.

                                   SCHEDULE A

                        COLORADO BUSINESS CORPORATION ACT
                                   ARTICLE 113
                               DISSENTERS' RIGHTS

7-113-101.  DEFINITIONS.

For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102. RIGHT TO DISSENT.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

SCHEDULE A TO OFFER TO PURCHASE
BY GIBBS HOLDINGS, LLC

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, ss. 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                                       A-2
SCHEDULE A TO OFFER TO PURCHASE
BY GIBBS HOLDINGS, LLC

7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

7-113-201. NOTICE OF DISSENTERS' RIGHTS.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

                                       A-3
SCHEDULE A TO OFFER TO PURCHASE
BY GIBBS HOLDINGS, LLC

7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203. DISSENTERS' NOTICE.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

                                       A-4
SCHEDULE A TO OFFER TO PURCHASE
BY GIBBS HOLDINGS, LLC

7-113-204. PROCEDURE TO DEMAND PAYMENT.

(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. UNCERTIFICATED SHARES.

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. PAYMENT.

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

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(b) A statement of the corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. FAILURE TO TAKE ACTION.

(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.

(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.

(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

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(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection
(1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

7-113-301. COURT ACTION.

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. COURT COSTS AND COUNSEL FEES.

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

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(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.























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Questions and requests for assistance may be directed to the information agent at the telephone number listed below. Additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer



The information agent for the offer is:


                                   DIANE ALLEN
                             16 E. STREET SOUTHWEST
                                ARDMORE, OK 73401
                              580-270-6700 EXT 207


The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by the shareholder or the shareholder's broker, dealer, bank, trust company or other nominee to the depositary at the address listed below. Any questions concerning tender procedures may be directed to the depositary at the telephone number listed below.



The depositary for the offer is:


                        COMPUTERSHARE TRUST COMPANY, INC.

                                      BY FACSIMILE                         BY HAND OR
       BY MAIL:                       TRANSMISSION:                    OVERNIGHT COURIER:
c/o Computershare Trust      For Eligible Institutions Only:    Computershare Trust Company, Inc.
     Company, Inc.                   (303) 262-0606                 350 Indiana St., Ste 850
    P. O. Box 1596                For Confirmation Only:                Golden, CO 80401
 Denver, CO  80201-1596         Telephone: (800) 962-4284


                                  FOR INFORMATION CALL:
                                     (800) 962-4284